Exhibit 10.1

Via E-mail

September 26, 2024

Mr. Ted Papapostolou

Dear Ted:

As we have discussed, in connection with your continued employment as Chief Financial Officer of Icahn Enterprises L.P. (the “Company”) and certain of its subsidiaries, in Sunny Isles, Florida, we are pleased to offer you the compensation terms set forth in this letter, which will be effective as of the date first set forth above (the “Effective Date”), with a term expiring on June 30, 2028 (the “End Date”), unless earlier terminated in accordance with this letter. Effective as of the Effective Date, this letter will supersede in its entirety your offer letter agreement with the Company, dated as of December 9, 2021 (as amended or supplemented, the “Prior Agreement”).

Effective as of the Effective Date, your compensation shall be paid in accordance with a NAV Incentive Program on the terms and conditions set forth on Exhibit A attached hereto, which shall be the sole compensation program applicable to you as of and following the Effective Date through the End Date (or, if earlier, the end of your employment with the Company). If your employment with the Company continues following the End Date, then, unless otherwise set forth in a written agreement between you and the Company, your compensation for any service with the Company and any subsidiaries following the End Date will be set forth by the Board (as defined below) in its sole discretion.

You will continue to report to the Board of Directors (the “Board”) of Icahn Enterprises G.P. Inc., the general partner of the Company (“IEGP”), Carl C. Icahn, the Chairman of the Board, and any successors to the Chairman of the Board as may be designated by the Board, as well as the Chief Executive Officer of the Company as directed by the Board.

In your position, you will continue to be responsible for, among other things (i) oversight of the financial actions of portfolio companies, (ii) performing duties regarding potential acquisitions and dispositions of businesses and assets and with respect to financing activities undertaken from time to time, and (iii) providing your expertise in connection with the current and future business activities of the Company and its affiliates as they relate to the financial actions of the Company.

Mr. Ted Papapostolou

September 26, 2024

Additionally, you will serve on boards of directors of companies designated from time to time by the Company, will not resign during the then-current term as a director of any such company, and will resign from any such board upon the Company’s request that you do so. Any remuneration obtained by you as a result of acting as a board member of a public company will remain your property; provided that you will not be entitled to any such remuneration for serving on the board of any company of which the Company or its affiliates beneficially own, in the aggregate, voting securities that constitute at least 40% of the vote for directors of such company. You will travel, as reasonably requested by the Company, in connection with your duties, as well as in connection with service on such boards of directors.

Moreover, you are expected to diligently and conscientiously devote your entire time, attention, and energies to the Company’s business and will not pursue or be actively engaged in any other business activity, except that you will be permitted to serve on civic or charitable boards and to invest passively, in each case (x) solely to the extent that you provide advance written notice to the Company of such activities, and the Company determines that such activities will not create an actual or potential conflict of interest with the Company or any of its affiliates or otherwise interfere or detract from the performance of your duties, and (y) subject to the terms and conditions of the Company’s insider trading, ethics, and other policies.

On the Company’s first regular payroll date following the Effective Date, you will be paid an amount equal to $295,082, which represents a prorated portion of your annual discretionary bonus (which had a target amount for the full 2024 calendar year of $400,000), as in effect immediately prior to the Effective Date.

With respect to your “Deferred Units” granted pursuant to your Deferred Unit Agreement pursuant to the Icahn Enterprises L.P. 2017 Long-Term Incentive Plan, dated as of December 9, 2021 (as amended or supplemented from time to time, the “Deferred Unit Agreement”), you and the Company hereby acknowledge and agree that, upon the Effective Date, (i) a prorated number of such Deferred Units shall vest, with such proration determined by multiplying the aggregate number of Deferred Units granted pursuant to the Deferred Unit Agreement by a fraction, (x) the numerator of which is the total number of days elapsed from December 9, 2021, through and including the Effective Date, and (y) the denominator of which is 1,097, and (ii) any Deferred Units that do not vest pursuant to the foregoing (together with any “Dividend Equivalents,” as defined in the Deferred Unit Agreement, credited with respect thereto) shall be forfeited for no consideration. Such vested Deferred Units shall be settled in cash, at the time and in accordance with the procedures set forth in Sections 1, 3, and 5 of the Deferred Unit Agreement (including the procedures set forth in Section 3 of the Deferred Unit Agreement with respect to the conversion of the Deferred Units into a cash equivalent). Any “Dividend Equivalents” credited with respect to such vested Deferred Units shall be paid in cash, without interest, at the time the Deferred Units are settled as described in Section 2(b) of the Deferred Unit Agreement. All amounts payable or distributable pursuant to the Deferred Unit Agreement will be subject to and reduced by all applicable tax and payroll withholdings. Upon the payment of such amounts, you shall have no further entitlements under the Deferred Unit Agreement.

For the avoidance of doubt, except for the amounts described in the preceding two paragraphs, from and after the Effective Date through the End Date (or, if earlier, the end of your employment with the Company), your compensation with be exclusively governed by the NAV Incentive Program set forth on Exhibit A attached hereto.

Mr. Ted Papapostolou

September 26, 2024

All of your compensation is subject to withholding and other applicable deductions as required or authorized by law.

“Cause” means, as determined by the Company in its sole discretion: (A) your willful failure to perform substantially your duties (other than any such failure resulting from incapacity due to documented disability); (B) commission of, or indictment for, a felony or any crime involving fraud or embezzlement or dishonesty or conviction of, or plea of nolo contendere to a crime or misdemeanor (other than a traffic violation) punishable by imprisonment under federal, state, or local law; (C) engagement in an act of fraud or other act of willful dishonesty or misconduct toward the Company or any of its related companies or affiliates, detrimental to the Company or any of its related companies or affiliates, or in the performance of your duties; (D) negligence in the performance of employment duties that has a detrimental effect on the Company or any of its related companies or affiliates; (E) violation of a federal or state securities law or regulation; (F) the use of a controlled substance without a prescription or the use of alcohol which, in each case, significantly impairs your ability to carry out your duties and responsibilities; (G) material violation of the policies and procedures of the Company or any of its related companies or affiliates; (H) embezzlement and/or misappropriation of property of the Company or any of its related companies or affiliates; or (I) conduct involving any immoral acts which is reasonably likely to impair the reputation of the Company or any of its related companies or affiliates.

You will continue to be eligible to participate in the Company’s Paid Time Off (PTO) program, subject to the policies of the Company including any cap on accruals, which policies may change from time to time. Notwithstanding the terms of the PTO policy, you will be entitled to an aggregate of 27 PTO days annually.

You will remain eligible to participate in the Company’s benefits plans and programs (including group medical, dental, vision, and life insurance; disability benefits; and the Company’s 401(k) program) as may be made available by the Company from time to time and in accordance with the terms and conditions (including eligibility conditions) of the applicable plan or program. The Company reserves the right to add, change, or terminate benefits at any time including, but not limited to, those set forth above.

Mr. Ted Papapostolou

September 26, 2024

As a condition of your continued employment with the Company, you agree that during and after your employment you shall not disclose to any third party any confidential or proprietary information of the Company, any of its affiliates or subsidiaries, including, without limitation, Icahn Enterprises Holdings L.P., the Company’s 99%-owned subsidiary, and IEGP (collectively, the “Designated Entities”), or any of their respective owners, members, directors, managers, and employees (“Confidential Information”). You further agree that during and after your employment you will not disparage, verbally or in writing, any of the Designated Entities, including any of their respective owners, members, directors, managers, or employees, and their family members. In addition, the confidentiality policy that you signed (and that was attached to the Prior Agreement) remains in full force and effect. Nothing in this letter agreement prohibits you from reporting any possible violations of federal law or regulation to, or filing a charge or complaint with, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, or local governmental agency or commission (“Government Agencies”), nor does it limit your ability to communicate with any Government Agencies, participate in any investigation or proceeding that may be conducted by any Government Agency, make any other disclosures that are protected under the whistleblower provisions of federal law or regulation, or exercise any protected rights that you may have under Section 7 of the National Labor Relations Act. You are not required to notify the Company that you will make or have made such reports or disclosures. Non-compliance with the disclosure provisions of this letter shall not subject you to criminal or civil liability under any Federal or State trade secret law for the disclosure of a Company trade secret if the disclosure is made: (i) in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney in confidence solely for the purpose of reporting or investigating a suspected violation of law; (ii) in a complaint or other document filed in a lawsuit or other proceeding, provided that any complaint or document containing the trade secret is filed under seal; or (iii) to an attorney representing you in a lawsuit for retaliation by the Company for reporting a suspected violation of law or to use the trade secret information in that court proceeding, provided that any document containing the trade secret is filed under seal and you do not disclose the trade secret, except pursuant to court order.

All processes, technologies, investments, contemplated investments, business opportunities, valuation models and methodologies, and inventions (collectively, “Inventions”), including, without limitation, new contributions, improvements, ideas, business plans, discoveries, trademarks, and trade names, conceived, developed, invented, made, or found by you, alone or with others, during your employment with the Company and its subsidiaries or affiliates, whether or not patentable and whether or not on the time of the Designated Entities or with the use of their facilities or materials, shall be the property of the applicable Designated Entity and shall be promptly and fully disclosed by you to such Designated Entity upon request. You shall, at such Designated Entities’ sole cost and expense, perform all necessary acts (including, without limitation, executing and delivering any confirmatory assignments, documents, or instruments requested by the Designated Entities) to vest title to any such Invention in any such person and to enable such person and the Designated Entities to secure and maintain domestic and/or foreign patents or any other rights for such Inventions.

Without limiting anything contained above, you agree and acknowledge that all personal and not otherwise public information about the Designated Entities, including, without limitation, their respective investments, investors, transactions, historical performance, or otherwise regarding or concerning Carl Icahn, Mr. Icahn’s family, and employees of the Designated Entities, shall constitute Confidential Information for purposes of this letter. In no event shall you, during or after your employment hereunder, disparage Mr. Icahn, Mr. Icahn’s family, or the Designated Entities, or any of their respective officers or directors.

You further agree not to write a book or article about the Designated Entities, Mr. Icahn, his family members, or any of the respective affiliates of any of the foregoing, in any media and not to publish or cause to be published in any media, any Confidential Information, and further agree to keep confidential and not to disclose to any third party, including, but not limited to, newspapers, authors, publicists, journalists, bloggers, gossip columnists, producers, directors, script writers, media personalities, and the like, in any and all media or communication methods, any Confidential Information.

Mr. Ted Papapostolou

September 26, 2024

In furtherance of the foregoing, you agree that following the cessation of your employment hereunder, the sole and only statements you will make about or concerning any or all of: Mr. Icahn, his family members, and the Designated Entities, or any of the respective affiliates of any of the foregoing, is to acknowledge that you are or were employed by the Company, and were its Chief Financial Officer.

In addition, you will continue to be subject to the extent permitted by state and local law to the non-solicitation and non-competition obligations enumerated below during your employment with the Company and for a period of one year following your termination of employment.

•	Non-solicitation. You will not, in any capacity, either directly or indirectly, induce, encourage, or assist any other individual or entity directly or indirectly, to: (A) hire or engage any employee of any Designated Entity (or any individual who was an employee of a Designated Entity within the 12 months preceding the date such hiring or engagement occurs) or solicit or seek to persuade any employee of any Designated Entity to discontinue such employment with such Designated Entity, (B) solicit or encourage any customer of a Designated Entity or independent contractor providing services to a Designated Entity to terminate or diminish its relationship with such Designated Entity, (C) seek to persuade any customer (or any individual who was a customer of a Designated Entity within the 12 months prior to the date such solicitation or encouragement commences or occurs, as the case may be) or prospective customer of a Designated Entity to conduct with anyone else any business or activity that such customer or prospective customer conducts or could conduct with such Designated Entity, or (D) attempt to divert, divert, or otherwise usurp any actual or potential business opportunity or transaction that you learned about during your employment with the Company. For purposes of this paragraph, “in any capacity” includes, but is not limited to, as an employee, independent contractor, volunteer, or owner.

•	Non-competition. You will not, as principal, agent, owner, employee, director, partner, investor shareholder (other than solely as a passive holder of not more than 1% of the issued and outstanding shares of any public corporation), consultant, advisor, or otherwise howsoever participate in, act for, or on behalf of, or for the benefit of, own, operate, carry on or engage in the operation of or have any financial interest in or provide in any manner, directly or indirectly, financial assistance to or lend money to or guarantee the debts or obligations of any person carrying on or engaged in any business that is similar to or competitive with the business conducted by the Designated Entities during or on the date of termination of your employment.

Mr. Ted Papapostolou

September 26, 2024

•	Acknowledgement. You agree and acknowledge that the restrictive covenants set forth above (including, without limitation, the confidentiality, intellectual property, non-disparagement, non-solicitation, and non-competition provisions) are reasonable as to duration, terms, and geographical area and that they protect the legitimate interests of the Designated Entities, impose no undue hardship on you, are not injurious to the public, and that any violation of these provisions shall be specifically enforceable in any court with jurisdiction upon short notice. You agree and acknowledge that any breach of these provisions shall cause irreparable injury to the Designated Entities and upon breach of any such provision, the Designated Entities shall be entitled to obtain injunctive relief, specific performance, or other equitable relief, or pursue any remedies or relief available to them in law or equity (including, without limitation, monetary damages). If any of these provisions are adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other circumstance or the validity or enforceability of any other provision set forth herein. If the scope of any provision (or any part thereof) is too broad to permit enforcement to its fullest extent, you agree that the court making such determination shall have the power to reduce the duration, area, and/or other aspects of the provision to the extent necessary to permit enforcement, and, in its reduced form, such provision shall then be enforceable and shall be enforced.

This letter does not constitute an employment agreement or contract. You understand that your employment is “at will” and can be terminated, with or without Cause and with or without notice, at any time. Nothing contained in this letter shall limit or otherwise alter the foregoing.

If your employment ends for any reason, then, except as otherwise expressly provided in Exhibit A, you will solely be entitled to receive any Interim Payment (as defined on Exhibit A attached hereto) earned and accrued for periods prior to the cessation of your employment and not yet paid through the date of cessation of employment, as well as any accrued paid time off and other accrued health or welfare benefits, or vested Company 401(k) plan benefits, in each case in accordance with the terms of the applicable benefit plan or program. You will not be eligible to receive any other severance or similar payments or benefits other than as expressly described in this paragraph and will not be entitled to participate in the Company’s severance pay plan or any other severance plan or program maintained by the Company or its affiliates, including, without limitation, the Icahn Enterprises Holdings L.P. Severance Pay Plan.

You hereby represent and warrant that since the commencement of your employment with the Company, you have not taken any actions, or failed to take any actions, that would constitute “Cause” as defined in this letter. You hereby represent and warrant that you are under no contractual or legal commitments that would prevent you from fulfilling your duties and responsibilities for the Company, including, without limitation, any employment, consulting, confidentiality, non-competition, trade secret, or similar agreement to which you are a party, nor any judgment, order, decision, or decree to which you are subject. You warrant that you are free to enter into this employment arrangement and to perform the services contemplated herein. You are not currently (and will not, to your best knowledge and ability, at any time during employment with the Company be) subject to any conflicting agreement, understanding, obligation, claim, litigation, or condition from any third party. You further agree and covenant that you will not improperly use or disclose in connection with your employment with the Company any confidential, proprietary, or trade secret information of any former employer or third party and will not bring onto Company premises or copy onto Company equipment or systems any unpublished documents, data, or information of any former employer or third party. You further represent and warrant to the Company that you are not currently and have never been the subject of any allegation or complaint of harassment or discrimination in connection with prior employment or otherwise, and you have not been a party to any settlement agreement or nondisclosure agreement relating to such matters.

Mr. Ted Papapostolou

September 26, 2024

Your employment will be subject to other policies, terms, and conditions that may be established or modified by the Company from time to time. By signing below, you acknowledge that no representations, oral or written, express or implied, have been made by the Company (x) as to any minimum or specified term or length of employment, or (y) that you may be terminated only for Cause or only after the Company engages in corrective action or counseling.

We look forward to your continued success with our team! Please execute this letter within five business days from the Effective Date to accept its terms and conditions.

*        *        *        *        *

[signature page follows]

Very truly yours,

ICAHN ENTERPRISES L.P.

By:	/s/ Andrew Teno
Name: Andrew Teno
Title: President and Chief Executive Officer

cc: Jesse Lynn

AGREED AND ACKNOWLEDGED:

/s/ Ted Papapostolou
Ted Papapostolou

[Signature Page to Letter Agreement – T. Papapostolou]

Exhibit A

NAV Incentive Arrangement

No.	Provision	Summary
1.	Term

The term of this arrangement as described on this Exhibit A (the “Term”) will have a start date effective as of September 26, 2024 (the “Start Date”) and an end date of June 30, 2028 (the “End Date”). Capitalized terms used but not defined in this Exhibit A shall have the meanings given to them in the letter agreement (as amended from time to time), by and between Ted Papapostolou (“Employee”) and Icahn Enterprises L.P. (the “Employer”), to which it is attached (the “Letter Agreement”). This Exhibit A shall be deemed incorporated into the Letter Agreement and is an integral component of the Letter Agreement.

2.	Performance Goals

This arrangement is designed to provide an incentive that aligns Employee’s compensation with Employer’s stockholders by providing an earnings opportunity that is linked to an increase in the value of Adjusted NAV (defined below) during the Term. “Adjusted NAV” means the Indicative Net Asset Value (“NAV”) of Employer, as Published (as defined below) by Employer, as adjusted to exclude the effects (positive or negative) of the following items that may occur during the Term: (i) any issuances of Employer equity or equity-linked securities, either pursuant to the ATM program (as currently in effect or as amended), other public offerings, issuances in connection with acquisitions, etc.; (ii) any dividends and distributions (including without limitation cash or equity dividends and distributions) made by Employer to the holders of its general and limited partnership interests; (iii) the value and performance of the current and future Bausch Health Companies Inc. and Bausch + Lomb Corporation positions held by Icahn Partners LP, Icahn Partners Master Fund LP, and/or their affiliates (the “Funds”), including common stock, preferred stock, forwards, options, swaps, and any and all other equity or debt securities, derivatives, or instruments issued by or referencing such companies (the “Bausch Positions”); and (iv) other unusual or non-recurring items. For the avoidance of doubt, the value and performance of all other current and future positions held by the Funds (i.e., all positions other than the Bausch Positions) will be included in the calculation of Adjusted NAV. The parties agree that Adjusted NAV as of the Start Date will be the NAV of Employer as of June 30, 2024, as reported in the earnings release previously issued on August 7, 2024, the filing date of the Quarterly Report on Form 10-Q filed by Employer for its fiscal quarter ended June 30, 2024 (“Initial NAV”).

Mr. Ted Papapostolou

September 26, 2024

No.	Provision	Summary
3.	NAV Incentive Fee

Except as otherwise provided below under “Early Termination,” Employer will deliver to Employee a one-time payment (the “NAV Incentive Fee”), within 15 days following the date that Employer first Publishes NAV after the End Date, but no later than March 15, 2029 (the date of such payment being the “NAV Incentive Fee Payment Date”), equal to (it being understood and agreed that if such amount is a negative number then the NAV Incentive Fee will be zero): (A) the Profit Participation Amount (as defined below); minus (B) the sum of all Interim Payments (as defined below) made by Employer to Employee during the Term; minus (C) the value, as determined by Employer (at the time of vesting/settlement or receipt, and not the time of grant), of all cash and equity compensation actually received by Employee from service on boards of directors between the Start Date and the End Date. In lieu of cash, the NAV Incentive Fee, or any portion thereof, may, at Employer’s option, be satisfied by the delivery to Employee of shares of common stock held by the Funds (valued as of the close of business on the day prior to delivery, as determined by Employer); provided, however, that unless Employee shall have agreed otherwise, any such delivery of common stock must be made on a pro rata basis (i.e., Employer cannot select only common stock in certain positions held by the Funds to deliver to Employee, but instead must deliver common stock from each position held by the Funds, in the same proportion as such position bears to the then-current net asset value of the Funds, as determined by Employer). For example, if a position accounts for 2% of the then-current net asset value of the Funds, then that position must account for 2% of the total value of common stock delivered to Employee in lieu of cash. “Profit Participation Amount” means (it being understood and agreed that if such amount is a negative number then the Profit Participation Amount will be zero): the product of (x) 1.000%, multiplied by (y) the difference (but not less than $0) of (A) the Total Profit (as defined below), minus (B) the Hurdle Amount (as defined below); provided, however, that in no event shall the Profit Participation Amount exceed $17,075,616. “Total Profit” means (it being understood and agreed that if such amount is a negative number then Total Profit will be zero) Adjusted NAV as of the End Date minus Initial NAV. “Hurdle Amount” means an amount equal to a return on Adjusted Initial NAV, at an annual rate of 5.00%, from July 1, 2024, through and including the End Date. “Adjusted Initial NAV” means Initial NAV minus the value of the Bausch Positions as of June 30, 2024 (as reflected in the methodology and hypothetical examples set forth on Schedule 1 attached hereto). “Publish” means: (x) to issue any press release, or to file any document with the SEC, in either case which discloses NAV; and (y) at any time that Employer either (a) no longer has a class of securities registered under Section 12(b) of the Securities Exchange Act of 1934, as amended, or (b) is not, for any reason, continuing to publicly disclose NAV by means of press releases or SEC filings, to deliver to the board of directors and/or management of Employer any document which discloses final NAV.

Mr. Ted Papapostolou

September 26, 2024

No.	Provision	Summary
4.	Interim Payments

Employee shall be eligible to receive for each period corresponding to Year 1, Year 2, Year 3, and Year 4 (each as defined below, and as prorated during Year 1 as further described below), unless and until Employee’s employment with Employer terminates for any reason, an annual interim payment (each, an “Interim Payment”) at the per annum rate of $2.2 million (approximately $84,615.38 every 2 weeks), payable in substantially equal installments in accordance with Employer’s general payroll practices and prorated for partial years (which Interim Payments shall be treated as salary payments in the form of a “draw” against future potential payments described under this arrangement, as calculated pursuant to the terms herein). It is expressly acknowledged and agreed that, because Year 1 is less than a full calendar year, the maximum Interim Payment for Year 1 shall be prorated based on the proportion that the length of Year 1 bears to a full calendar year.

For purposes of this arrangement: “Year 1” means the period beginning at 12:01 AM on the Start Date and ending at 11:59 PM on June 30, 2025; “Year 2” means the period beginning at 12:01 AM on July 1, 2025 and ending at 11:59 PM on June 30, 2026; “Year 3” means the period beginning at 12:01 AM on July 1, 2026 and ending at 11:59 PM on June 30, 2027; and “Year 4” means the period beginning at 12:01 AM on July 1, 2027 and ending at 11:59 PM on June 30, 2028.

Each date that an Interim Payment is due to be paid hereunder is referred to herein as an “Interim Payment Date”. Employee understands and acknowledges that each Interim Payment will be reduced by the amount of applicable tax withholding, employee benefit contributions, and the like as required or authorized by applicable law.

5.	Calculations

The parties agree that the NAV Incentive Fee, the Profit Participation Amount, the Total Profit, the Hurdle Amount, the Interim Payments, and any other amounts contemplated hereunder will be calculated in accordance with the methodology and hypothetical examples set forth on Schedule 1 attached hereto.

Mr. Ted Papapostolou

September 26, 2024

No.	Provision	Summary
6.	Employment Condition

Except as otherwise expressly provided below, Employee must remain in the continuous employment of Employer, in each case on (x) the NAV Incentive Fee Payment Date, in order to be eligible to receive the NAV Incentive Fee, and (y) each Interim Payment Date, in order to be eligible to receive the Interim Payment due with respect to such Interim Payment Date. Employee will forfeit the right to all unpaid amounts hereunder, including any earned but unpaid amounts upon the termination of Employee’s employment with Employer for any reason (including termination with or without “Cause” (as defined in the Letter Agreement) by Employer, resignation with or without “Good Reason” (as defined below) by Employee, death, or Disability (as defined below)), except as expressly provided below.

For purposes of this Exhibit A:

•      A resignation for “Good Reason” shall mean a resignation by Employee that occurs promptly following the existence of an Uncured Employer Breach. An “Uncured Employer Breach” shall mean (i) a material breach of the terms of the Letter Agreement (including this Exhibit A) by Employer, and/or (ii) a material change in the duties assigned to Employee which are so different in responsibility and scope so as to be materially adverse to Employee to the extent that Employee acting reasonably would be demeaned by such change, in each case if such breach or change continues following the fifth (5th) business day after written notice detailing the circumstances of such breach or change has been delivered by (x) email and (y) personally by hand (or by certified mail return receipt requested) by Employee to Carl C. Icahn or his General Counsel.

•      “Disability” shall have the meaning set forth in the Icahn Enterprises L.P. 2017 Long Term Incentive Plan, as amended.

Mr. Ted Papapostolou

September 26, 2024

No.	Provision	Summary
7.	Early Termination

If Employee’s employment with Employer is terminated prior to the End Date, then:

•      If such termination is the result of (x) Employee’s resignation without Good Reason, or (y) Employer’s termination of Employee’s employment for Cause (as defined in the Letter Agreement), then any unpaid amounts pursuant to this arrangement (including any unpaid Interim Payments, the Profit Participation Amount, and the NAV Incentive Fee) shall be immediately forfeited as of the date of such termination; and

•      If such termination is the result of (x) Employee’s death, or (y) Employee’s resignation for Good Reason or Employer’s termination of Employee without Cause (which Employer is free to do at any time and for any reason or no reason, and including a termination by Employer by reason of Employee’s Disability), then, subject to and conditioned upon Employee’s execution of a release of claims in favor of Employer and its affiliates in a form acceptable to Employer that has become fully effective and irrevocable by its terms within sixty (60) days following the date of such termination, Employee will be eligible to receive the NAV Incentive Fee, payable within 15 days following the date that Employer first Publishes NAV after such date of termination (and with Adjusted NAV calculated based on such Published NAV, instead of the Adjusted NAV on the End Date), but no later than the March 15 of the calendar year immediately following the calendar year in which such termination occurs; provided, however, that if either a resignation by Employee for Good Reason or a termination by Employer of Employee’s employment without Cause occurs concurrently with, or within (A) 60 days before, or (B) 6 months after, a Key Man Event (as defined in the Manager Agreement dated as of October 1, 2020, by and among Employer, Icahn Capital, Isthmus LLC, and the Funds, as amended), then the foregoing amount shall be no less than $2.2 million.

8.	Administration

This arrangement will be administered by the Board, which will have full and final authority, exercised in good faith, to determine NAV, Adjusted NAV, the components thereof and the value of the Bausch Positions, calculate the NAV Incentive Fee, the Profit Participation Amount, the Total Profit, the Hurdle Amount, the Interim Payments, and answer all other questions that arise hereunder, in each case in accordance with the terms above. Employee acknowledges that (x) NAV is a non-GAAP financial measure, (y) Employer is under no obligation to continue Publishing NAV (or to take or refrain from taking any actions that might affect NAV positively or negatively) and (z) if Employer elects to discontinue Publishing NAV (which Employer is free to do at any time and for any reason or no reason) then Employer will use reasonable efforts to continue calculating NAV and Adjusted NAV, substantially in accordance with past practices, for use in determining payments, if any, due hereunder. Further, Employee acknowledges that Employer and Icahn Capital LP (“Icahn Capital”) may, but shall be under no obligation to, consult with Employee regarding decisions relating to NAV, the components thereof and/or the Bausch Positions (including, without limitation, decisions whether to buy, sell, or hold any investments and/or to take or refrain from taking any actions, make any regulatory filings, or issue any statements with respect to such investments), and that such decisions may impact significantly the ability of Employee to receive the NAV Incentive Fee.

Mr. Ted Papapostolou

September 26, 2024

No.	Provision	Summary
9.	Clawback

Notwithstanding any provisions to the contrary contained above:

Employee will not be required to repay any Interim Payments in the event that the sum of all such Interim Payments exceeds the NAV Incentive Fee due at the end of the Term; and

Employee will be obligated to repay all excess compensation received hereunder if NAV is restated by Employer for any reason and, as a consequence thereof, the NAV Incentive Fee or any Interim Payment received by Employee would have been lower based on the restated NAV; provided, however, that the NAV Incentive Fee and each Interim Payment delivered to Employee hereunder shall cease to be subject to this clawback provision on the date that is 2 years following the date that such payment was made to Employee; provided, further, that, notwithstanding the foregoing, all amounts paid or payable hereunder shall be subject to any clawback or recoupment required by applicable law, regulation, or rule (including rules applicable to issuers on any exchange or inter-dealer quotation system on which securities of Employer and/or Icahn Capital are then listed or traded).

The parties agree that the clawback provisions set forth above will be calculated in accordance with the methodology and hypothetical examples set forth on Schedule 1 attached hereto.

Mr. Ted Papapostolou

September 26, 2024

No.	Provision	Summary
10.	Taxes; 409A

The NAV Incentive Fee and any Interim Payments paid to Employee hereunder shall be subject to federal, state and, if applicable, local or foreign tax withholding and deductions imposed by any one or more federal, state, local, and/or foreign governments, or pursuant to any foreign or domestic applicable law, rule, or regulation, as determined by Employer, and may be processed through the payroll of Employer or any of its affiliates. The NAV Incentive Fee and each Interim Payment shall be treated as separate payments for purposes of Section 409A of the Internal Revenue Code, as amended (“Section 409A”). This arrangement is intended to comply with the applicable requirements of Section 409A or satisfy an applicable exception thereto, and this arrangement shall be construed and administered in accordance with such intent; provided, however, that Employer shall not be required to assume any increased economic or tax burden in connection therewith. Notwithstanding anything to the contrary set forth in the Letter Agreement or this Exhibit A, (x) any payments and benefits provided under this Exhibit A that constitute “nonqualified deferred compensation” within the meaning of Section 409A shall not commence in connection with Employee’s termination of employment unless and until Employee has also incurred a “separation from service” (as defined for purposes of Section 409A), and (y) if, at the time of Employee’s “separation from service” Employer determines that Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that Employee becomes entitled to under this Exhibit A on account of Employee’s “separation from service” would otherwise be considered nonqualified deferred compensation subject to the twenty percent (20%) additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six (6) months and one (1) day following Employee’s “separation from service” and (B) Employee’s death. Employee understands and agrees that Employer does not have a duty to design or administer this arrangement or its other compensation programs in a manner that minimizes Employee’s tax liabilities. Employee shall not make any claim against Employer or its affiliates or their respective boards, governing bodies, controlling persons, officers, employees or advisers related to tax liabilities arising from this arrangement or Employee’s other compensation.

Mr. Ted Papapostolou

September 26, 2024

No.	Provision	Summary
11.	Miscellaneous	This arrangement does not affect the nature of Employee’s employment, and Employee shall continue to be employed on an at-will basis, such that Employee may terminate Employee’s employment at any time and Employer may terminate Employee’s employment (or cause Employee to cease providing services to Employer) at any time for any reason. Employee shall not have any right to transfer, assign, pledge, alienate, or create a lien upon any amount payable hereunder, which is an unfunded and unsecured obligation and payable out of the general funds of Employer and not Icahn Capital (and in any event Carl Icahn shall have no personal liability hereunder). The validity, interpretation, and performance of this arrangement shall, in all respects, be governed by the relevant laws of the State of Delaware, without regard to any applicable state’s choice of law provisions. All disputes arising out of or related to this arrangement shall be submitted to the state and federal courts of Florida located in Miami-Dade County, and each party irrevocably consents to such personal jurisdiction and waives all objections thereto. No provision of this arrangement may be modified, altered, or amended, except by a written agreement signed by both Employee and Employer and no course of conduct or failure or delay in enforcing the provisions of this arrangement shall affect the validity, binding effect, or enforceability of this document. This document sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between Employee and Employer with respect to the subject matter hereof. No agreements or representations, oral or otherwise, whether express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this document. Employee acknowledges and agrees that Employee has read and understands all of the terms, provisions and conditions of this document and has consulted with independent legal counsel of Employee’s choosing with respect to the arrangement described herein, or has had the opportunity to do so and determined, at Employee’s own risk, not to seek such counsel. Employee shall be responsible for all expenses of any legal counsel and other advisors retained by Employee in connection with the transactions contemplated hereby.